                                EXHIBIT 99.3

Pro forma net  income  and  earnings  per share as if  Financial  Accounting
Standard No. 142,  "Goodwill and Other Intangible Assets" had been in effect for the three years ending December 31, 2001.

                                                      Year Ended December 31,
                                               -------------------------------------
(In Thousands, Except Per Share Amounts)             2001         2000          1999
------------------------------------------------------------------------------------
Net Income:
 As Reported                                   $   23,329   $   73,614   $   150,949
 Add Back: After-Tax Goodwill Amortization          2,915        2,516         1,541
                                               ----------   ----------   -----------
 Pro-Forma Net Income                          $   26,244   $   76,130   $   152,490
                                               ==========   ==========   ===========
Basic Earnings Per Common Share:
 As Reported                                   $     0.46   $     1.49   $      3.18
 Add Back: After-Tax Goodwill Amortization           0.06         0.05          0.03
                                               ----------   ----------   -----------
 Pro-Forma Basic Earnings Per Common Share     $     0.52   $     1.54   $      3.21
                                               ==========   ==========   ===========
Diluted Earnings Per Common Share:
 As Reported                                   $     0.46   $     1.46   $      3.08
 Add Back: After-Tax Goodwill Amortization           0.06         0.05          0.03
                                               ----------   ----------   -----------
 Pro-Forma Diluted Earnings Per Common Share   $     0.52   $     1.51   $      3.11
                                               ==========   ==========   ===========